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                                                                    EXHIBIT 12.1

M.A. HANNA COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)


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
                                              NINE MONTHS ENDED
                                                 SEPTEMBER 30                    YEAR ENDED DECEMBER 31
                                               1996       1995       1995       1994      1993      1992       1991
                                               ----       ----       ----       ----      ----      ----       ----
CONSOLIDATED PRE-TAX INCOME FROM CONTINUING
OPERATIONS                                    $77,309   $ 77,739   $ 98,821   $ 66,222   $37,654   $27,005   $(16,195)

ADJUSTMENTS
    FIXED CHARGES - EXCLUDING CAPITALIZED
    INTEREST

      CONSOLIDATED INTEREST EXPENSE            15,582     20,295     26,278     28,549    32,258    32,509     23,221

      INTEREST PORTION OF RENTAL EXPENSE        4,856      4,410      5,942      5,624     5,281     4,729      4,905

         TOTAL FIXED CHARGES                   20,438     24,705     32,220     34,173    37,539    37,238     28,126

ADJUSTED EARNINGS                             $97,747   $102,444   $131,041   $100,395   $75,193   $64,243   $ 11,931

RATIO OF EARNINGS TO FIXED CHARGES               4.78       4.15       4.07       2.94      2.00      1.73       0.42
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